Exhibit 16.1

Established 1926 Von Karman Towers 18201 Von Karman Ave., Suite 1060 Irvine, CA 92612 Tel: (949) 271-2600 Fax: (949) 660‐5681 www.windes.com Other Offices: Long Beach Torrance Los Angeles

February 28, 2011

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We have read Item 4.01, and are in agreement with, the statements as they related to our firm being made by China Bilingual Technology & Education Group Inc. (the “Company”) in Item 4.01 of its Form 8-K dated February 28, 2011, captioned “Changes in Registrant’s Certifying Accountant.” We have no basis to agree or disagree with the other statements contained therein.

/s/ Windes & McClaughry Accountancy Corporation